Exhibit 99.1
Ingersoll Rand Completes Spinoff of Allegion

Swords, Ireland, December 2, 2013 - Ingersoll-Rand plc (NYSE:IR), a world leader in creating comfortable, sustainable and efficient environments, has completed the spinoff of the company’s commercial and residential security businesses named Allegion.

“The on time completion of the Allegion separation is a significant milestone for both companies, their shareholders and employees,” said Michael W. Lamach, chairman and CEO of Ingersoll Rand. “Allegion’s industry-defining products and partnerships with customers to solve their toughest security challenges set the company apart in raising the standards for safety and security. I congratulate Allegion Chairman and CEO Dave Petratis and all of the Allegion employees, and thank Ingersoll Rand employees around the world for their efforts in delivering on our commitment to complete the spin. These efforts position Allegion for long-term success and enable Ingersoll Rand to provide greater focus on growth within our core Industrial and Climate businesses.”

Allegion ordinary shares were distributed on December 1, 2013, with Ingersoll Rand shareholders receiving one Allegion ordinary share for every three Ingersoll Rand ordinary shares held at the close of business on the record date of November 22, 2013.

Allegion is an independent, publicly-traded company. Allegion is listed on the New York Stock Exchange (the “NYSE”) under the symbol “ALLE.”

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About Ingersoll Rand
Ingersoll Rand (NYSE:IR) advances the quality of life by creating comfortable, sustainable and efficient environments. Our people and our family of brands-including Club Car®, Ingersoll Rand®, Thermo King® and Trane® -work together to enhance the quality and comfort of air in homes and buildings; transport and protect food and perishables; and increase industrial productivity and efficiency. We are a $14 billion global business committed to a world of sustainable progress and enduring results. For more information, visit www.ingersollrand.com.

About Allegion
Allegion (NYSE: ALLE) helps keep people safe where they live, work and visit. Allegion is pioneering safety as a provider of security solutions for homes and businesses through 23 global brands. Allegion specializes in security around the doorway and beyond: everything from residential and commercial locks, door closers and exit devices, steel doors and frames, to access control and workforce productivity systems. Allegion, a constituent of the S&P 500®, is a $2 billion business employing more than 7,600 people and offering products in more than 120 countries across the world.
Allegion’s portfolio includes strategic brands CISA®, Interflex®, LCN®, Schlage® and Von Duprin®; and other brands including aptiQ®, Briton™, Bricard®, Dalco™, Dexter by Schlage®, Falcon®, Fusion Hardware Group™, Glynn-Johnson®, ITO Kilit™, Ives®, Kryptonite®, Legge®, Martin Roberts™, Normbau™, Randi™, Steelcraft®, XceedID®.
For more, visit allegion.com

Contacts:
Media
Misty Zelent
(704) 655-5324, mzelent@irco.com
Analysts:
Joe Fimbianti
(704) 655-4721, joseph_fimbianti@irco.com
-or-
Janet Pfeffer
(704) 655-5319, janet_pfeffer@irco.com